                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:
  [  ]  Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
  [X ]  Definitive Proxy Statement
  [  ]  Definitive Additional Materials
  [  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   ESPS, Inc.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

  [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:


  (2)  Form, schedule or registration statement no.:


  (3)  Filing party:


  (4)  Date filed:

                                   ESPS, INC.
                         1300 VIRGINIA DRIVE, SUITE 125
                      FORT WASHINGTON, PENNSYLVANIA 19034

                               ----------------

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

   This proxy statement is being furnished to stockholders of ESPS, Inc. (the "Company") in connection with the 2000 annual meeting of stockholders of the Company and any adjournments thereof (the "Meeting"). This proxy statement and the enclosed proxy card are being mailed to stockholders on or about August 14, 2000. The Company's 2000 annual report to stockholders, which includes financial statements for the fiscal year ended March 31, 2000, will be mailed to stockholders along with this proxy statement. Such annual report is not part of this proxy statement.

   Execution and return of the enclosed proxy card are being solicited by and on behalf of the Board of Directors of the Company for the purposes set forth in the accompanying notice of annual meeting of stockholders. The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by officers, directors or employees of the Company who will not receive additional compensation for such services. A list of the stockholders of the Company entitled to vote at the Meeting will be available for inspection at the Company's offices during normal business hours by any stockholder for the ten days prior to the Meeting.

                             VOTING AT THE MEETING

   Only record holders of shares of common stock of the Company (the "Common Stock") at the close of business on July 17, 2000 (the "Record Date") are entitled to vote at the Meeting. On the Record Date there were 16,799,935 shares of Common Stock outstanding. The Company presently has no other class of stock outstanding and entitled to vote at the Meeting.

   A quorum is necessary before business may be transacted at the Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting constitutes a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   Each stockholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such stockholder's name. The election of directors requires a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Meeting. Votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. All other matters to be acted upon at the meeting will be determined by an affirmative vote of the holders of the majority of common stock present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against and a broker "non-vote" generally is not counted for purposes of approving these matters.

   Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

   Execution of the accompanying proxy card will not affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Company, by delivering a subsequently executed proxy card at any time before the proxy is voted or by voting by ballot at the Meeting.

   Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Meeting. If you plan to attend the Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

                               SECURITY OWNERSHIP

   The following table sets forth certain information as of August 1, 2000 regarding the beneficial ownership of shares of Common Stock by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each "Named Executive Officer" identified in the Summary Compensation Table on page 7 and (iv) all directors and executive officers of the Company, as a group. Unless noted otherwise, each person has sole voting and investment power over the shares listed as beneficially owned.

                                        Number of Shares       Percent of
Name of Beneficial Owner               Beneficially Owned Outstanding Shares(1)
------------------------               ------------------ ---------------------
5% Stockholders:
Adobe Incentive Partners L.P. .......      4,916,244              29.3%
 345 Park Avenue
 San Jose, CA 95110
H&Q ESPS Investors, LP...............      2,900,000              17.3
 One Bush Street
 San Francisco, CA 94104
Terrence P. Brennan(2)...............      1,129,807               6.7
 1283 Knox Drive
 Yardley, PA 19067
Directors and Executive Officers
Michael J. Egan(3)(4)................         16,329                 *
Charles O. Heller(3).................        182,381               1.1
Christopher B. Hollenbeck(3)(5)......         56,500                 *
Kenneth R. Kaisen....................            --                  *
R. Richard Dool......................            --                  *
Michael T. Hoey(3)...................        489,079               2.9
Kevin Leininger(6)...................            --                  *
Jeffrey C. Sager(3)..................        176,663               1.0
George B. Pearcy(3)..................        280,590               1.6
Leonard W. von Vital(7)..............            --                  *
Directors and executive officers as a      1,201,542               6.8%
 group (10 persons)(3)...............

--------
 * Less than one percent
(1) Applicable percentage of ownership is based on 16,804,214 shares of common stock outstanding on August 1, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently or within 60 days of August 1, 2000 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 162,530 shares owned by two grantor retained annuity trusts for which Mrs. Brennan serves as the trustee. Mr. Brennan resigned as President and Chief Executive Officer on April 24, 2000. He resigned as Chairman of the Board on June 29, 2000.
(3) Includes, with respect to Mr. Egan, options to purchase 16,329 shares; Mr. Heller, options to purchase 47,880 shares; Mr. Hollenbeck, options to purchase 6,500 shares; Mr. Hoey, options to purchase 344,979 shares; Mr. Sager, options to purchase 141,477 shares; and Mr. Pearcy, options to purchase 257,374 shares.
(4) Mr. Egan resigned on July 21, 2000.
(5) Includes 2,900,000 shares held by H&Q ESPS Investors, L.P. Mr. Hollenbeck is a principal of H&Q Venture Associates, LLC, the general partner of H&Q ESPS Investors, L.P. Mr. Hollenbeck disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein.
(6) Mr. Leininger joined the Company on June 8, 1998 and resigned on September 30, 1999.
(7) Mr. von Vital joined the Company on October 26, 1998 and resigned on April 4, 2000.

                             ELECTION OF DIRECTORS

Nominees for Election as Directors

   Each of the four nominees named below has been nominated for election as a director of the Company to serve until the 2001 annual meeting of stockholders, and until his successor has been duly elected and qualified. Each nominee is currently a director of the Company. All nominees have consented to be named and to serve if elected. If so authorized, the persons named in the accompanying proxy card intend to vote for the election of each nominee. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card.

   If one or more of the nominees should become unavailable to serve at the time of the Meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board. If no substitute is designated, the size of the Board may be reduced. The Board knows of no reason why any of the nominees would be unavailable to serve.

   Information concerning the nominees for election as directors is set forth below:

   R. Richard Dool, age 46, joined the Company in February 2000 and currently holds the position of President, Chief Executive Officer and Director. From 1994 to February 2000, Mr. Dool was the President and Chief Executive Officer of LabVantage Solutions, a marketer of laboratory automation software. Mr. Dool has over 20 years of sales and marketing experience in the technology area.

   Charles O. Heller, age 64, has served as a director of the Company since May 1995. Since February 1994, he has served as Chairman and President of the Baltimore-Washington Venture Group, a private investor network. Since June 1986, he has served as President of the Annapolis Consulting Group, a management consulting firm. Since January 1998, Dr. Heller has served as president of the Bahamas Venture Capital Fund. From February 1990 until March 2000, Dr. Heller served as Director of the Dingman Center for Entrepreneurship at the University of Maryland. From 1983 until 1986, Dr. Heller was the Chief Executive Officer of InterCAD Corporation, an electronic publishing software company, and from 1969 until 1979, Dr. Heller was the chief executive officer of CADCOM, Inc., a computer-aided design software company. Dr. Heller currently is a member of boards of directors of several privately held companies, including Klein Technologies, Inc., Avatech Solutions, Inc., SYSCOM, Inc., the Baltimore-Washington Venture Group, Annapolis Consulting Group, and the Bahamas Venture Capital Fund.

   Christopher B. Hollenbeck, age 32, has served on the Board of Directors of the Company since July 1997. Mr. Hollenbeck is a principal of H&Q Venture Associates LLC, a venture capital firm, where he has been an Investment Manager for the Adobe Ventures Funds since July 1998. From June 1996 until June 1998, Mr. Hollenbeck served as a vice president in the venture capital department of Hambrecht & Quist LLC. From April 1991 until September 1995, Mr. Hollenbeck held various positions in the investment banking department of Hambrecht & Quist LLC. Mr. Hollenbeck is a member of the board of directors of several privately held companies, including AvantGo, Inc., Glyphica Corporation and HAHT Software, Inc.

   Kenneth R. Kaisen, age 43, has been Vice President of Xerox Integrated Solutions and Support since February 2000. In this position, Mr. Kaisen is in charge of managing the development, integration and support of document management solutions for Fortune 1000 companies. From January 1997 to February 2000, Mr. Kaisen served as Vice President and Chief Information Officer of Xerox's Industry Solutions Operations organization. From January 1988 to December 1996, Mr. Kaisen served in various management positions at New England Business Services, including the position of Vice President and Chief Information Officer from January 1995 to December 1996.

Compensation and Organization of Board of Directors

   The Board met eight times during the fiscal year ended March 31, 2000. Each director attended at least 75% of the aggregate of the fiscal year 2000 meetings of the Board of Directors and of the Board committee or committees on which he served during the year.

   The Board has a Compensation Committee and an Audit Committee. The Board currently does not have a Nominating Committee.

   The Audit Committee, which consisted of Charles O. Heller, Christopher B. Hollenbeck and Michael J. Egan, met one time during the fiscal year ended March 31, 2000. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

   The Compensation Committee, which was comprised of Charles O. Heller, Michael J. Egan and Christopher B. Hollenbeck, met eight times during the fiscal year ended March 31, 2000. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers and grants stock options under the Company's stock option plans. In its advisory capacity, the committee makes recommendations to the Board of Directors regarding compensation and benefits for the Company's executive officers and stock option grants.

Director Compensation

   In general, Directors who are not employees of the Company receive a fee of $1,000 for attendance at each regular meeting of the Board of Directors and are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. Non-employee Directors are also eligible to receive annual stock option grants under the Company's 1995 Incentive Stock Option Plan. Mr. Hollenbeck does not receive a fee of $1,000 for attendance at regular meetings of the Board of Directors. Directors who are employees are not compensated for their service on the Board of Directors or any committee thereof.

Compensation Committee Report

   The compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administering the incentive compensation and benefit plans. During the fiscal year ended March 31, 2000, the compensation committee consisted of Charles O. Heller, Michael J. Egan and Christopher B. Hollenbeck. The President and Chief Executive Officer of the Company, (now R. Richard Dool,) participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that he is excluded from discussions regarding his own salary, incentive compensation and option grants. No interlocking relationship exists between any member of the Company's compensation committee and any member of any other company's board of directors or compensation committee.

                             EXECUTIVE COMPENSATION

   The table below summarizes information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the last three fiscal years by the Chief Executive Officer and the four most highly compensated executive officers of the Company as of March 31, 2000 whose total salary and bonus for the fiscal year ended March 31, 2000 exceeded $100,000 (the "Named Executive Officers"). The Company did not pay any executive officer named in the summary compensation table any fringe benefits, perquisites or other compensation in excess of 10% of his salary and bonus during the fiscal year ended March 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                                                Compensation
                                      Annual Compensation          Award
                                 ------------------------------ ------------
                                                                 Securities
                          Fiscal                   Other Annual  Underlying   All Other
Name and Position          Year   Salary  Bonus(1) Compensation   Options    Compensation
-----------------         ------ -------- -------- ------------ ------------ ------------
Terrence P. Brennan(2)..   2000  $175,000 $84,415      --             --         --
 President and Chief       1999   175,000  65,625      --             --         --
 Executive Officer         1998   150,000  38,000      --             --         --

Michael T. Hoey.........   2000   155,517  19,447      --             --         --
 Vice President,
  Research                 1999   150,000  15,000      --             --         --
 and Development           1998   119,166  30,000      --         217,500        --

Kevin Leininger(3)......   2000    73,828  21,820      --             --         --
 Vice President,
  Marketing                1999   113,950  18,250      --         145,000        --
                           1998       --      --       --             --         --

Jeffrey C. Sager(4).....   2000   139,756  58,472      --          66,666        --
 Vice President, Sales     1999   130,000  36,750      --          58,000        --
                           1998   102,244  30,000                  29,000        --

George B. Pearcy(5).....   2000   127,718  40,071      --             --         --
 Vice President, Finance   1999   120,000  31,500      --             --         --
 and Administration        1998   117,499  30,000      --          72,500        --

Leonard W. Von             2000   147,598  28,529      --          29,000        --
 Vital(6)...............
 Vice President, Chief     1999    61,026     --       --         286,004        --
 Financial Officer         1998       --      --       --             --         --

--------
(1) The amounts in the earned bonus column represent bonuses which were earned in the fiscal year, but not paid until the subsequent fiscal year.
(2) Mr. Brennan resigned as President and Chief Executive Officer on April 24, 2000. He resigned as Chairman of the Board on June 29, 2000.
(3) Mr. Leininger joined the Company on June 8, 1998 and resigned from the Company on September 30, 1999.
(4) Mr. Sager was recently appointed Vice President, Business Development.
(5) Mr. Pearcy was recently appointed Chief Financial Officer.
(6) Mr. von Vital joined the Company on October 26, 1998 and resigned from the Company on April 4, 2000.

STOCK OPTIONS

   The following table contains information regarding options granted in the fiscal year ended March 31, 2000 to the Named Executive Officers. The potential realizable value over the terms of the options is based on assumed rates of stock appreciation in compliance with Securities and Exchange Commission rules and does not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock. For the fiscal year ended March 31, 2000, options to acquire up to an aggregate of 888,566 shares were granted to employees and directors, all under the 1995 Stock Incentive Plan and all at an exercise price equal to not less than the fair market value of the Company's common stock on the date of grant as determined in good faith by the Board of Directors. Options under the 1995 Stock Incentive Plan generally vest over four years with 25% of the shares vesting on the first anniversary of the grant date, and the remaining option shares vesting 6.25% in every calendar quarter after the first anniversary of the grant date. The Company may modify its standard vesting schedule. The options granted to Mr. Sager during the fiscal year ended March 31, 2000 vested immediately.

                       Options Grants in Last Fiscal Year

                                                                               Potential
                                                                           Realizable Value
                                                                           At Assumed Annual
                                                                            Rates of Stock
                          Number of   Percent of                                 Price
                          Securities Total Options                         Appreciation for
                          Underlying  Granted to                              Option Term
                            Options  Employees in  Exercise or Expiration  -----------------
          Name             Granted    Fiscal Year  Base Price     Date        5%      10%
          ----            ---------- ------------- ----------- ----------  -------- --------
Terrence P. Brennan(1)..       --         --            --           --         --       --
Michael T. Hoey.........       --         --            --           --         --       --
Kevin Leininger.........       --         --            --           --         --       --
Jeffrey C. Sager(2).....    66,666        7.5            (2)          (2)  $247,374 $627,280
George B. Pearcy........       --         --            --           --         --       --
Leonard W. Von
 Vital(3)...............    29,000        3.3         $7.50    6/15/2004   $ 60,091 $132,786

--------
(1) Mr. Brennan resigned as President and Chief Executive Officer on April 24, 2000. Mr. Brennan resigned as Chairman of the Board effective June 29, 2000.
(2) Mr. Sager was granted options to purchase 33,333 shares at an exercise price of $4.94 per share that expire on December 31, 2004. Mr. Sager was also granted options to purchase 33,333 shares of common stock at an exercise price of $6.88 that expire on March 31, 2005.
(3) Mr. von Vital resigned from the Company on April 4, 2000.

   The following table presents information regarding the value realized upon exercise of options during the fiscal year ended March 31, 2000 and the number and value of unexercised options held by the executive officers named in the summary compensation table above.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                 Number of Securities
                                                      Underlying           Value of Unexercised
                           Shares               Unexercised Options at    In-the-money Options At
                          Acquired                  March 31, 2000           March 31, 2000(2)
                             on       Value    ------------------------- -------------------------
    Name                  Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
    ----                  -------- ----------- ----------- ------------- ----------- -------------
Terrence P. Brennan(3)..      --         --      398,747       99,688    $2,711,121    $677,789
Michael T. Hoey.........   50,000   $293,550     277,915      121,440     1,891,489     826,521
Kevin Leininger.........   36,250    196,874         --           --            --          --
Jeffrey C. Sager........      --         --      164,540       59,814       607,264     135,705
George B. Pearcy........      --         --      227,015       48,485     1,545,064     329,989
Leonard W. Von
 Vital(4)...............    2,000      9,702      75,250      157,754       277,843     479,101

--------
(1) Value Realized represents the fair market value of the shares of common stock underlying the options on the date of exercise less the aggregate exercise price of the option.
(2) Value presented is based upon (i) the difference between the fair market value of the Company's common stock on March 31, 2000 ($6.875 per share) and (ii) the exercise price of unexercised-in-the-money options.
(3) Mr. Brennan resigned as President and Chief Executive Officer on April 24, 2000. He resigned as Chairman of the Board on June 29, 2000.
(4) Mr. von Vital terminated his employment with the Company on April 4, 2000.

                              CERTAIN TRANSACTIONS

   On April 14, 2000, Kenneth R. Kaisen was appointed to the ESPS Board of Directors. Mr. Kaisen currently is the Vice President, Information Management and Chief Information Officer for the Industry Solutions Operations organization within Xerox Corporation. Mr. Kaisen's appointment took place shortly after Xerox entered a long-term, multi-million dollar technology development and reseller agreement with ESPS that included the creation of a Xerox seat on the ESPS board of directors and Xerox participation on the ESPS Technical Advisory Board. As part of the industry partnership, Xerox and ESPS also have agreed to collaborate on a common product, incorporating the innovative functionality and features of Xerox Dossier Publisher (XDP) and ESPS' CoreDossier(R) into a single, Web content publishing solution.

   On June 5, 2000, the Company loaned to Jeffrey Sager, the Company's Vice President of Business Development, $100,000 in connection with Mr. Sager's purchase of a personal residence. The loan is evidenced by a promissory note which bears interest at a rate of 5 percent and is secured by all of the tangible assets that Mr. Sager owns. The amount due under the note is payable in full on the earliest to occur of (i) June 5, 2002, (ii) voluntary termination by either party, (iii) termination of Mr. Sager for cause or (iv) early payment by Mr. Sager.

           PROPOSAL TO AMEND THE COMPANY'S 1995 STOCK INCENTIVE PLAN

   The ESPS, Inc. 1995 Stock Incentive Plan (the "Plan") provides for grants of incentive stock options, non-qualified stock options and stock awards to employees, directors, consultants and advisors. The Plan was intended to recognize the contributions made to the Company and to provide those persons eligible to participate in the Plan with additional incentive to devote themselves to the future success of the Company.

   At the Meeting, the Company will present a proposal to its stockholders to amend the Plan by increasing the number of shares reserved for issuance under the Plan from 7,880,170 shares to 10,380,170. The Board of Directors believes that the Company's ability to grant options has been instrumental in the retention of the Company's management and other employees. In addition, as the Company continues to grow and the number of employees increases, the Board will need to grant additional options as incentive compensation.

   The key provisions of the Plan are as follows:

   General. If the proposal is approved, the Plan will authorize up to 10,380,170 shares for issuance, subject to adjustment in certain circumstances discussed below. If and to the extent stock options that have been granted under the Plan terminate, expire or are canceled without being exercised, the Shares subject to those stock options will again be available for grant under the Plan.

   Administration of the Plan. The Plan may be administered by the Board of Directors or a committee of non-employee directors (the "Plan Administrator"). The Plan Administrator has the authority to (i) determine the persons to whom stock options may be granted under the Plan, (ii) the type of option to be granted, the number of underlying shares and the terms of the stock options,
(iii) the time when the grants of stock options will be made and (iv) any other matters arising under the Plan.

   Grants and Awards. Awards of stock granted under the Plan are in the form of written award agreements approved by the Plan Administrator. The Plan Administrator may impose restrictions and forfeiture conditions on stock awards. No options or awards may be granted under the Plan after April 2005.

   Eligibility for Participation. All employees of the Company or its affiliates, members of the Board who are not on the Disinterested Director Committee and consultants and advisors to the Company are eligible to participate in the Plan.

   Grants of Stock Options. The Plan Administrator may grant stock options intended to qualify as incentive stock options ("ISOs"), within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") or non-qualified stock options that are not intended to so qualify ("NQSOs"). Only employees may receive ISOs. The Plan Administrator determines the price for options. For a non-qualified stock option, the price must be at least equal to 85% of the fair market value of the shares on the date the option is granted. For an incentive stock option, the price must be at least 100% of the fair market value on the date the option is granted. If a recipient of an incentive stock option owns shares possessing more than 10% of the total voting power of all classes of stock, the option price must be at least 110% of the fair market value on the grant date. To the extent that the aggregate fair market value of shares, determined as of the date of the grant, with respect to which any ISOs granted under the Plan and any other plan to a grantee initially become exercisable during any calendar year exceeds $100,000, the ISOs, to the extent of that excess, must be treated as NQSOs. The fair market value is the last reported sale price of a share of the Common Stock on the Nasdaq National Market on the relevant date. On July 17, 2000, the last reported sale price per share of the Common Stock was $4.00.

   Term of Stock Options. Options expire no later than five years after the date of the grant. Options expire thirty days from the date the grantee's employment or service with the Company terminates or twelve months after termination which is due to disability or death, unless the grant agreement or Plan Administrator includes different termination dates.

   Payment for Shares Underlying Stock Option. A grantee may exercise a stock option by delivering to the Company a notice of exercise and payment of the option price. The grantee may pay the option price in cash, by certified or cashier's check or by another method that the Plan Administrator approves, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. In addition, the Plan Administrator may provide in a grant instrument that payment may be made by delivering shares of Common Stock that the grantee already owns. At the time of exercise, the grantee may be required to pay the amount of any federal, state or local withholding tax due in connection with such stock option exercise.

   Restrictions on Transferability of Stock Options. Options are not transferable during the lifetime of the grantee, except that a non-qualified stock option may be transferred under a domestic relations order, or if the grant agreement permits a transfer of the option.

   Amendment of the Plan. The Board of Directors may amend the Plan at any time. The Board may not change the class of individuals eligible to receive ISOs under the Plan or increase the maximum number of shares as to which options may be granted without obtaining approval of the stockholders.

   Adjustment Provisions. If the outstanding shares are modified by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination or exchange of shares, the Plan Administrator will make adjustments to the aggregate number of shares available under the Plan and the number of shares and price per share of outstanding options.

   Change of Control Provisions. The Plan specifies that if there is a change of control of the Company, the Plan Administrator may take action with respect to options, including terminating options with 15 days' notice, or causing options to become immediately exercisable in full. If the Company merges into another company or sells all or substantially all of its assets, options will become immediately exercisable unless the successor company agrees to assume the options or provide equivalent options.

   Outstanding Grants. Option grants, net of cancellations, to purchase shares have been made under the Plan from the inception of the Plan through July 17, 2000, have been 7,846,802. Because options are granted from time to time by the Plan Administrator to those persons whom the Plan Administrator determines in its discretion should receive options, the benefits and amounts that may be received in the future by persons eligible to participate in the Plan are not presently determinable.

   Federal Tax Consequences. There are no federal income tax consequences to a grantee or to the Company upon the grant of an NQSO under the Plan. Upon the exercise of an NQSO, a grantee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Shares underlying the NQSO at the time of exercise over the option price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction in that amount. Upon the sale of shares acquired by the exercise of an NQSO, a grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the grantee's adjusted tax basis in the shares (the option price plus the amount of ordinary income recognized by the grantee at the time of exercise of the NQSO).

   A grantee of an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, the amount by which the fair market value of the shares acquired upon exercise exceeds the option price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A grantee who disposes of the shares acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him or her will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price (or the grantee's other tax basis in the shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a grantee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income

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to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the grantee held his or her shares prior to the disposition.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE PLAN.
 .
                                    [Graph]
 .
         Label          A               B                   C
Label               ESPS, INC.    SIC CODE INDEX   NASDAQ MARKET INDEX
1       6/16/99            100               100                   100
2       6/30/99         111.22               100                   100
3       9/30/99         128.04               102                101.63
4      12/31/99          76.64            164.14                 150.1
5     3/31/2000          102.8            165.95                170.78

                         INDEPENDENT PUBLIC ACCOUNTANTS

   Ernst & Young LLP has served as the Company's independent public accountants and auditors since the Company's inception and will continue in such capacity for the current year. No representative of Ernst & Young LLP is expected to be present at the Annual Meeting.

                   STOCKHOLDER PROPOSALS--2001 ANNUAL MEETING

   Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2001 annual meeting of stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting, will be included in the Company's proxy statement and related proxy card if it is received by the Company no later than April 7, 2001.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than ten percent of the Company's outstanding common stock to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. The Company believes that during the fiscal year ended March 31, 2000, all filing requirements applicable to its officers, directors and ten-percent shareholders were satisfied except for a Form 3 for R. Richard Dool, which was filed 22 days late, and a Form 4 for Charles Heller, which has not been filed.

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                                 OTHER MATTERS

   Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the Meeting. However, if other matters should properly come before the Meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

                                          By order of the Board of Directors,

                                          George B. Pearcy, Secretary

August 14, 2000


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